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Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TransCanada PipeLines Limited

We consent to the use of our audit report dated February 12, 2015, on the consolidated financial statements of TransCanada PipeLines Limited, which comprise the consolidated balance sheets as at December 31, 2014 and December 31, 2013, the consolidated statements of income, comprehensive income, accumulated other comprehensive loss, equity and cash flows for each of the years in the three-year period ended December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chartered Accountants

May 4, 2015
Calgary, Canada

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  Exhibit 5.1
Consent of Independent Registered Public Accounting Firm